Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Skye Bioscience, Inc. on Form S-3 of our report dated March 21, 2024, with respect to our audits of the consolidated financial statements of Skye Bioscience, Inc. as of December 31, 2023 and 2022 and for the two years ended December 31, 2023 appearing in the Annual Report on Form 10-K of Skye Bioscience, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
East Hanover, NJ
May 10, 2024